UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12
WEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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THIS FILING CONSISTS OF A PRESS RELEASE ANNOUNCING THE PROPOSED TRANSACTION.

At West Corporation:	For Thomas H. Lee Partners:
David Pleiss	Matt Benson or Robin Weinberg
(402) 963-1500	Citigate Sard Verbinnen
dmpleiss@west.com	(415) 618-8750 or (212) 687-8080
mbenson@sardverb.com or
rweinberg@sardverb.com
For Quadrangle Group LLC:
Adam Miller
Abernathy MacGregor Group Inc.
(212) 371-5999
alm@abmac.com
Recapitalization of West Corporation by an Investor Group Led by
Thomas H. Lee Partners and Quadrangle Group
OMAHA, NE, May 31, 2006 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, announced today that it has entered into a definitive agreement to recapitalize the Company in a transaction sponsored by an investor group led by Thomas H. Lee Partners and Quadrangle Group LLC.
The board of directors of West Corporation, on the recommendation of a special committee of independent directors, has approved the merger agreement and recommends that West’s stockholders adopt the agreement.
Under the terms of the agreement, all stockholders except Gary and Mary West, the founders of the Company and Chairman and Vice Chairman of the board, respectively, will receive $48.75 per share in cash. At the request of the special committee, and as required by the equity sponsors in order to deliver a higher cash price per share to the public stockholders, Gary and Mary West have agreed to convert their holdings as follows: approximately 85% of their current ownership into $42.83 per share in cash; and approximately 15% of their current ownership into shares of the corporation surviving the merger. Gary and Mary West, who own approximately 56% of the outstanding shares of the Company’s common stock, have agreed under certain circumstances to vote their shares in favor of the transaction.
The transaction values the Company at approximately $4.1 billion, including debt as of the date of the definitive agreement. The purchase price per share to the public stockholders represents an approximate 13% premium over West’s closing stock price on May 30, 2006 and an approximate 16% premium over the trailing five day average.
Pursuant to the merger agreement, the Company may solicit other acquisition proposals during the 21 day period ending June 20, 2006. If another party makes a proposal recommended by the Board as superior prior to the time a meeting of the stockholders is held to vote on the merger, Gary and Mary West will be released from their voting obligation. In the event the merger agreement is terminated in order for the Company to pursue a superior transaction, the Company would be required to pay the investor group a breakup fee of $93 million plus related expenses.
The transaction is currently expected to close in the fourth quarter of 2006 and is subject to customary closing conditions including the approval of West Corporation’s stockholders.

William E. Fisher, speaking on behalf of the special committee said, “The independent special committee carefully considered this offer with the counsel of independent legal and financial advisors and, after extensive negotiations, unanimously concluded that this transaction is in the best interest of our public stockholders.”
“In addition to providing West’s public stockholders a premium for their shares, we believe this transaction is also in the best interest of the Company’s employees and customers,” said Thomas B. Barker, Chief Executive Officer of West Corporation.
Barker continued, “Further, we are pleased to be partnering with an experienced group of investors who understand our business and are committed to working with management. These investors have an excellent reputation of building value at their portfolio companies by providing strong financial resources and strategic skills. We are proud of the significant value we have created over the past 20 years and look forward to continuing to serve our clients and growing the Company.”
“West Corporation benefits from leading market positions in strong growth industries. We look forward to building on the Company’s track record of profitable growth in partnership with its extraordinary management team and employees,” said Anthony J. DiNovi, Co-President of Thomas H. Lee Partners.
“The West management team has done a remarkable job growing the Company organically and through strategic acquisitions. It’s a great set of assets and an even better management team. We look forward to partnering with them,” said Joshua L. Steiner, a Managing Principal of Quadrangle Group.
Goldman Sachs is acting as financial advisor and Sidley Austin LLP is acting as legal advisor for West Corporation. Morgan Stanley is acting as financial advisor and Potter Anderson & Corroon LLP is acting as legal advisor for the special committee of West’s board of directors. Lehman Brothers and Deutsche Bank are acting as financial advisors and Ropes and Gray LLP is acting as legal advisor to Thomas H. Lee Partners and Quadrangle Group. Lehman Brothers, Deutsche Bank and Bank of America have provided commitments on an exclusive basis for the debt portion of the financing for the transaction, which are subject to customary conditions.
Conference Call
The Company will hold a conference call to discuss the transaction on Wednesday, May 31, 2006 at 12:00 PM Eastern Time (11:00 AM Central Time). Investors may access the call by visiting the Investor section of the West Corporation website at www.west.com and clicking on the Webcast link or by calling 800-374-0457. A replay of the call will also be available on the website.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The Company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 29,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.
About Thomas H. Lee Partners, L.P.
Thomas H. Lee Partners, L.P., or THL, is a leading private equity firm based in Boston, Massachusetts that has raised committed capital of over $16 billion over its 30 year history. Founded in 1974, THL is focused on identifying and acquiring substantial ownership stakes in mid to large cap growth companies. THL invests in companies with leading market positions, proven and experienced management teams, recognized brand names and well-defined business plans, which include opportunities for growth and expansion in their core and related businesses. Notable transactions sponsored by the firm include Cott Corporation, Cumulus Media Partners, Dunkin’ Brands, Inc., Fidelity National Information Services, Inc., Fisher Scientific International Inc., Grupo Ono, Houghton Mifflin Company, Michael Foods, Inc., National Waterworks, Inc., Nortek Inc., ProSiebenSat.1 Media AG, Simmons Company, Warner Chilcott Corporation and Warner Music Group.
About Quadrangle Group LLC
Quadrangle Group LLC is a private investment firm based in New York City, with approximately $5 billion in assets under management. Quadrangle invests in media and communications companies through separate private and public investment strategies, and in the securities of financially troubled companies across all industries through a distressed debt investment program. All investment strategies seek to maximize value by leveraging the investment teams’ extensive experience, knowledge and industry relationships. For more information, please visit www.quadranglegroup.com.
Forward-Looking Statements
This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements.
Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the acquisition being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the ability to satisfy all closing conditions in the definitive agreement; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and technology and product development efforts; and other factors described in West’s SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended March 31, 2006. West Corporation assumes no obligation to update any forecast or the forward-looking statements included in this document, except as required by law.
Additional Information and Where to Find It
In connection with the proposed transaction, West Corporation intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”), and will furnish to stockholders of West Corporation, such proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation
West Corporation and certain of its executive officers and directors may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from West Corporation stockholders in favor of the proposed transaction. Certain executive officers and directors of West Corporation have interests in the transaction that may differ from the interests of stockholders generally, including the participation with the investor group in the acquisition of the Company, the acceleration of vesting of stock options and/or restricted stock awards and the payment of cash bonuses in connection with a change in control transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in West Corporation’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of West Corporation common stock is also set forth in its proxy statement filed on April 17, 2006 with the SEC.